PRELIMINARY PRICING SUPPLEMENT No. T1759 Filed Pursuant to Rule 424(b)(8) Registration Statement No. 333-218604-02 Dated January 29, 2020

Credit Suisse AG $3,076,310 Trigger GEARS

Linked to the Performance of an Unequally Weighted Basket due January 31, 2025

Principal at Risk Securities

Investment Description
These Trigger GEARS (the “Securities”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of an unequally weighted basket (the “Basket”), consisting of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei 225 Index, the WisdomTree® India Earnings Fund (the “Reference Fund”), the S&P/ASX 200 Index and the Hang Seng Index (each, a “Basket Component,” and together, the “Basket Components”). The Securities will rank pari passu with all of our other senior unsecured obligations. If the Basket Return is greater than zero, Credit Suisse will pay a cash payment equal to the Principal Amount at maturity plus a return equal to the product of (i) the Principal Amount multiplied by (ii) the Basket Return multiplied by (iii) the Upside Gearing of 2.025. If the Basket Return is less than or equal to zero and the Final Basket Level is at or above the Downside Threshold, Credit Suisse will pay the full Principal Amount at maturity. However, if the Final Basket Level is below the Downside Threshold, Credit Suisse will pay you a cash payment that is less than the Principal Amount, if anything, resulting in a percentage loss on your investment equal to the Basket Return. In this case, you will have full downside exposure to the Basket from the Initial Basket Level to the Final Basket Level, and could lose all of your initial investment. Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Securities.

Features

❑  Enhanced Growth Potential: At maturity, the Upside Gearing will provide leveraged exposure to any positive performance of the Basket. If the Basket Return is greater than zero, Credit Suisse will pay the Principal Amount at maturity plus a return equal to the Basket Return multiplied by the Upside Gearing. If the Basket Return is less than zero, investors may be exposed to the negative Basket Return at maturity.

❑  Contingent Repayment of Principal at Maturity: If the Basket Return is less than or equal to zero and the Final Basket Level is not below the Downside Threshold, Credit Suisse will pay you the Principal Amount at maturity. However, if the Final Basket Level is less than the Downside Threshold, Credit Suisse will pay you an amount less than your full Principal Amount, if anything, resulting in a loss of your principal that is proportionate to the full depreciation of the Basket from the Initial Basket Level to the Final Basket Level. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

Key Dates
Trade Date	January 29, 2020
Settlement Date	February 3, 2020
Final Valuation Date*	January 28, 2025
Maturity Date*	January 31, 2025
* Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Payment at Maturity will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE Basket FROM THE INITIAL Basket LEVEL TO THE FINAL Basket LEVEL. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY EXCHANGE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Security Offering

This pricing supplement relates to Securities linked to the performance of an unequally weighted basket of six Basket Components. The Initial Basket Level, Upside Gearing and Downside Threshold for the Securities are listed below. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Basket. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Basket	Weighting of Each Basket Component	Upside Gearing	Initial Basket Level	Downside Threshold	CUSIP	ISIN
An Unequally Weighted Basket	Set forth in “Key Terms” herein	2.025	100	70 (70% of the Initial Basket Level)	22550N248	US22550N2484

Credit Suisse currently estimates the value of each $10 principal amount of the Securities on the Trade Date is $9.914 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Securities (our “internal funding rate”)). See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Securities” on page 2. The Securities will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Securities	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Performance of an Unequally Weighted Basket due January 31, 2025	$3,076,310	$10	$0	$0	$3,076,310	$10

(1) UBS Financial Services Inc. (“UBS”) will act as distributor for the Securities. UBS expects to sell all of the Securities to certain fee-based advisory accounts for which UBS is an investment advisor at the price to public of $10 per $10 principal amount of Securities. UBS will not receive a sales commission with respect to the Securities. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Securities

You should read this pricing supplement together with the underlying supplement dated April 19, 2018, the product supplements dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these Securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying Supplement dated April 19, 2018 https://www.sec.gov/Archives/edgar/data/1053092/000095010318004962/dp89590_424b2-underlying.htm

♦	Product Supplement No. I-B dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

♦	Product Supplement No. I-C dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006317/dp77785_424b2-ic.htm

♦	Prospectus Supplement and Prospectus dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Securities are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Securities and the owner of any beneficial interest in the Securities, amend the Securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in any accompanying product supplement and, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Securities involve risks not associated with conventional debt Securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

Prohibition of Sales to EEA Retail Investors

The Securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities offered so as to enable an investor to decide to purchase or subscribe the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that may be exposed to the full depreciation of the Basket from the Initial Basket Level to the Final Basket Level.

♦    You are willing to forgo any dividends paid on shares of the Reference Fund or the assets that comprise the Basket Components that are indices.

♦    You are willing to hold the Securities to maturity as stated on the cover hereof, and you accept that there may be little or no secondary market for the Securities.

♦    You believe that the level of the Basket will increase over the term of the Securities and you are willing to invest in the Securities based on the Upside Gearing specified on the cover hereof.

♦    You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

♦    You do not seek current income from your investment.

♦    You understand and accept the risks associated with the Basket Components.

♦    You are willing to assume the credit risk of Credit Suisse for all payments under the Securities, and you understand that the payment of any amount due on the Securities is subject to the credit risk of Credit Suisse.

The Securities may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You seek an investment designed to provide a full return of principal at maturity.

♦   You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may be exposed to the full depreciation of the Basket from the Initial Basket Level to the Final Basket Level.

♦   You prefer to receive the dividends paid on shares of the Reference Fund or the assets that comprise the Basket Components that are indices.

♦   You are unable or unwilling to hold the Securities to maturity as stated on the cover hereof, or you seek an investment for which there will be an active secondary market for the Securities.

♦   You believe that the level of the Basket will decline during the term of the Securities and the Final Basket Level is likely to be less than the Downside Threshold on the Final Valuation Date.

♦   You are unwilling to invest in the Securities based on the Upside Gearing specified on the cover hereof.

♦   You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

♦   You prefer the lower risk, and, therefore, accept the potentially lower returns of conventional debt securities with comparable maturities issued by Credit Suisse or another issuer with a similar credit rating.

♦   You seek current income from your investment.

♦   You do not understand or accept the risks associated with the Basket Components.

♦   You are unwilling to assume the credit risk of Credit Suisse for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 8 of this pricing supplement for risks related to an investment in the Securities. For more information on the Basket and Basket Components, see “Historical Information” in this pricing supplement.

Key Terms	Investment Timeline

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10 per Security
Term	Five years. In the event that we make any change to the expected Settlement Date, the calculation agent may adjust the Final Valuation Date and Maturity Date to ensure that the stated term of the Securities remains the same.
Basket	Basket Component	Ticker	Basket Weighting	Initial Level
	EURO STOXX 50® Index	SX5E <Index>	20%	3736.36
	FTSE® 100 Index	UKX <Index>	10%	7483.57
	Nikkei 225 Index	NKY <Index>	20%	23379.40
	WisdomTree® India Earnings Fund	EPI UP <Equity>	20%	$24.98
	S&P/ASX 200 Index	AS51 <Index>	10%	7031.523
	Hang Seng Index	HSI <Index>	20%	27160.63
Downside Threshold	70% of the Initial Basket Level, as specified on the cover of this pricing supplement.
Upside Gearing	2.025
Payment at Maturity (per Security)

If the Basket Return is greater than zero, Credit Suisse will pay you a cash payment calculated as follows:

$10 + [$10 × (Basket Return × Upside Gearing)]

If the Basket Return is equal to or less than zero and the Final Basket Level is equal to or greater than the Downside Threshold, Credit Suisse will pay you a cash payment of:

$10

If the Final Basket Level is less than the Downside Threshold, Credit Suisse will pay you a cash payment calculated as follows:

$10 + ($10 × Basket Return)

In this case, you could lose up to all of your Principal Amount in an amount proportionate to the negative Basket Return.

Basket Return	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	100
Final Basket Level	The level of the Basket on the Final Valuation Date, calculated as follows: 100 × [1 + the sum of (each Basket Component Return multiplied by its weighting)]
Basket Component Return	With respect to each Basket Component, the Basket Component Return will be calculated as follows: Final Level – Initial Level Initial Level
Initial Level	The Closing Level of the applicable Basket Component on the Trade Date, as specified on the cover of this pricing supplement.
Final Level	The Closing Level of the applicable Basket Component on the Final Valuation Date, as determined by the calculation agent.
Closing Level	The Closing Level of any Basket Component on any trading day will be the closing level of such Basket Component on such trading day, as determined by the calculation agent by reference to (i) Bloomberg Financial Services (“Bloomberg”) or any successor reporting service, or (ii) if Bloomberg or

The Initial Level for each Basket Component is observed, the Initial Basket Level is set to 100, the Downside Threshold is determined and the Upside Gearing is set.

The Final Basket Level and Basket Return are determined on the Final Valuation Date.

If the Basket Return is greater than zero, Credit Suisse will pay you a cash payment per Security equal to:

$10 + [$10 × (Basket Return × Upside Gearing)]

If the Basket Return is equal to or less than zero and the Final Basket Level is equal to or greater than the Downside Threshold, Credit Suisse will pay you a cash payment per Security equal to $10.

If the Final Basket Level is less than the Downside Threshold, Credit Suisse will pay you a cash payment per Security equal to:

$10 + ($10 × Basket Return)

Under these circumstances, you will lose a significant portion, and could lose all, of your Principal Amount.

such successor reporting service does not publish the closing level on such trading day, the index sponsor.
Final Valuation Date	January 28, 2025, subject to the market disruption event provisions set forth in any accompanying product supplement under “Description of the Securities—Market disruption events.”
Maturity Date	January 31, 2025, subject to the market disruption event provisions set forth in any accompanying product supplement under “Description of the Securities—Market disruption events.” If the Maturity Date is not a business day, the Payment at Maturity will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
CUSIP / ISIN	22550N248 / US22550N2484

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE ABILITY OF CREDIT SUISSE TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES.

Supplemental Terms of the Securities

For purposes of the Securities offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Upside Participation Rate	Upside Gearing
Valuation Date	Final Valuation Date

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the Basket Components. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Securities. If the Final Basket Level is less than the Downside Threshold, you will be fully exposed to any depreciation in the Basket from the Initial Basket Level to the Final Basket Level and will incur a loss proportionate to the Basket Return. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Securities and you could lose your entire investment. It is not possible to predict whether the Final Basket Level will be less than the Downside Threshold, and in that case, by how much the Final Basket Level will decrease in comparison to the Initial Basket Level. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Securities, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Securities to be less at maturity than it is at the time you invest. An investment in the Securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The probability that the Final Basket Level will be less than the Downside Threshold will depend on the volatility of the Basket Components — “Volatility” refers to the frequency and magnitude of changes in the level of the Basket Components. The greater the expected volatility with respect to the Basket Components on the Trade Date, the higher the expectation as of the Trade Date that the Final Basket Level could be less than the Downside Threshold, indicating a higher expected risk of loss on the Securities. The terms of the Securities are set, in part, based on expectations about the volatility of the Basket Components as of the Trade Date. The volatility of the Basket Components can change significantly over the term of the Securities. The level of the Basket could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Basket Components and the potential to lose a significant amount of your principal at maturity.

♦	Changes in the values of the Basket Components may offset each other — Movements in the level of the Basket Components may not correlate with each other. At a time when the value of one of the Basket Components increases, the level of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the level of one of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Components.

♦	The Basket Components are not equally weighted. The Securities are linked to a basket of six Basket Components, and the Basket Components have significantly different weights in determining the value of the Basket. The same percentage change in each of the six Basket Components could therefore have different effects on the Final Basket Level because of the unequal weighting. For example, if the weighting of one Basket Component is greater than the weighting of other Basket Components, a 5% decrease from the Initial Level to the Final Level of the Basket Component with a greater weighting will have a greater impact on the Final Basket Level than a 5% increase from the Initial Level to the Final Level of the Basket Component with a lesser weighting.

♦	The Securities are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Securities prior to maturity.

♦	The Securities do not pay interest — We will not pay interest on the Securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Basket. Because the Payment at Maturity may be less than the amount originally invested in the Securities, the return on the Securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each Security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

♦	The stated payout from the Issuer applies only if you hold the Securities to maturity — The value of the Securities prior to maturity may be less than the initial investment amount and substantially different than the amount expected at maturity. If you are able to sell your Securities prior to maturity in the secondary market, your return may be less than the Basket Return and you may receive less than your initial investment amount even if the level of the Basket is greater than the Downside Threshold at that time. The stated payout on the Securities, including the application of the Downside Threshold and Upside Gearing, applies only if you hold the Securities to maturity.

♦	The Closing Level of the Basket Components that are indices will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the index constituent stocks are traded in a foreign currency and the Securities are denominated in U.S. dollars — Investors will not be directly exposed to currency exchange rate risk with respect to the equity securities included in the Basket Components that are indices because both such Basket Components and their respective component securities are valued in their respective currencies and are not converted into U.S. dollars. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦	Currency exchange risk — Because the prices of the equity securities included in the Reference Fund are converted into U.S. dollars for purposes of calculating the level of the Reference Fund, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the Reference Fund trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the Reference Fund, the level of the Reference Fund and the value of the Securities.

♦	Foreign securities markets risk — Some or all of the assets included in the Basket Components are issued by foreign companies and trade in foreign securities markets. Investments in the Securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the Basket Components may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the Basket Components, and therefore the performance of the Basket and the value of the Securities.

♦	There are risks associated with the WisdomTree® India Earnings Fund — Although shares of the WisdomTree® India Earnings Fund (the “Reference Fund”) are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Fund or that there will be liquidity in the trading market. The Reference Fund is subject to management risk, which is the risk that the Reference Fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Reference Fund’s investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by the Reference Fund. Any of these actions could adversely affect the price of the shares of the Reference Fund and consequently the value of the Securities. For additional information on the Reference Fund, see “The Basket Components—The WisdomTree® India Earnings Fund” herein.

♦	The performance and market value of the Reference Fund, particularly during periods of market volatility, may not correlate to the performance of the Tracked Index — The Reference Fund will generally invest in all of the equity securities included in the index tracked by the Reference Fund, the “Tracked Index,” but may not fully replicate the Tracked Index. There may be instances where the Reference Fund’s investment advisor may choose to overweight a stock in the Tracked Index, purchase securities not included in the Tracked Index that such investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the Reference Fund will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the Reference Fund are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Reference Fund may differ from the net asset value per share of the Reference Fund.

During periods of market volatility, securities held by the Reference Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Reference Fund and the liquidity of the Reference Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Reference Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Reference Fund. As a result, under these circumstances, the market value of shares of the Reference Fund may vary substantially from the net asset value per share of the Reference Fund. For these reasons, the performance of the Reference Fund may not correlate with the performance of the Tracked Index. For additional information on the Reference Fund, see “The Basket Components—The WisdomTree® India Earnings Fund” herein.

♦	Emerging market risk — The Reference Fund is exposed to the political and economic risks of an emerging market country. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the performance of the Securities.

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Securities, including in the Reference Fund or instruments related to the Basket Components. We, any dealer or any of our or their respective or our affiliates may also trade in the Reference Fund or instruments related to the Basket Components from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Securities could adversely affect our payment to you at maturity.

♦	The estimated value of the Securities on the Trade Date is less than the Price to Public — The initial estimated value of your Securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the Securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Securities and the cost of hedging our risks as issuer of the Securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Securities — The internal funding rate we use in structuring notes such as these Securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Securities. We will also use our internal funding rate to determine the price of the Securities if we post a bid to repurchase your Securities in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Securities on the Trade Date. The estimated value of the Securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Securities in the secondary market (if any exists) at any time. The secondary market price of your Securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Securities may be lower than the price at which we may repurchase the Securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Securities from you at a price that will exceed the then-current estimated value of the Securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately seven months.

The Securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Securities to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Securities.

♦	Lack of liquidity — The Securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities when you wish to do so. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Securities. Further, hedging activities may adversely affect any payment on or the value of the Securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Securities, which creates an additional incentive to sell the Securities to you.

♦	Unpredictable economic and market factors will affect the value of the Securities — The payout on the Securities can be replicated using a combination of the components described in “The estimated value of the Securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the levels of the Basket Components, the terms of the Securities at issuance and the value of the Securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Basket Components;

o	the time to maturity of the Securities;

o	the dividend rate on the equity securities included in the Basket Components;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Basket Components or markets generally and which may affect the levels of the Basket Components; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Securities prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Basket Components — Your return on the Securities will not reflect the return you would realize if you actually owned the shares of the Reference Fund or the assets that comprise the Basket Components. The return on your investment is not the same as the total return you would receive based on a purchase of shares of the Reference Fund or the assets that comprise the Basket Components.

♦	No dividend payments or voting rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Reference Fund or the assets that comprise the Basket Components. Further, the performance of the Basket Components will not include these dividends or distributions and does not contain a "total return" feature.

♦	Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Reference Fund. However, an adjustment will not be required in response to all events that could affect the Reference Fund. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

♦	The U.S. federal tax consequences of an investment in the Securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the Securities, the tax consequences of the ownership and disposition of the Securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the Securities described herein is respected, there is a substantial risk that a Security will be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Securities, possibly retroactively.

Hypothetical Examples of How the Securities Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate Payments at Maturity for a hypothetical offering of the Securities under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. You should not take these examples or the table below as an indication or assurance of the expected performance of the Basket. The actual terms are set forth on the cover of this pricing supplement and under “Key Terms” above. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10
Term:	Five years
Downside Threshold:	70% of the hypothetical Initial Basket Level
Upside Gearing:	2.025

Example 1 — The level of the Basket increases by 10% from the Initial Basket Level to the Final Basket Level. The Basket Return is greater than zero, and the Payment at Maturity is calculated as follows:

Basket Return = 10%

Payment at Maturity = $10 + [$10 × (10% × 2.025)] = $12.025

Because the Basket Return is equal to 10%, the Payment at Maturity is equal to $12.025 per $10 Principal Amount of Securities, resulting in a total return on the Securities of 20.25%.

Example 2 — The level of the Basket decreases by 10% from the Initial Basket Level to the Final Basket Level. The Basket Return is negative, and the Payment at Maturity is calculated as follows:

Basket Return = -10%

Payment at Maturity = $10

Because the Basket Return is less than zero, but the Final Basket Level is equal to or greater than the Downside Threshold, Credit Suisse will pay you a Payment at Maturity equal to $10 per $10 Principal Amount of Securities, resulting in a zero percent return on the Securities.

Example 3 — The level of the Basket decreases by 60% from the Initial Basket Level to the Final Basket Level. The Basket Return is negative, and the Payment at Maturity is calculated as follows:

Basket Return = -60%

Payment at Maturity = $10 + ($10 × -60%) = $4

Because the Basket Return is less than zero and the Final Basket Level is less than the Downside Threshold, the Securities will be fully exposed to any decline in the level of the Basket as of the Final Valuation Date. Therefore, the Payment at Maturity is equal to $4 per $10 Principal Amount of Securities, resulting in a total loss on the Securities of 60%.

If the Final Basket Level is less than the Downside Threshold, the Securities will be fully exposed to any decline in the Basket, and you will lose a significant portion or all of your Principal Amount at maturity.

Hypothetical Payment at Maturity for each $10 Principal Amount of the Securities.

The table below illustrates, for a $10 investment in the Securities, hypothetical Payments at Maturity for a hypothetical range of Basket Returns. The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the Securities will depend on the Final Basket Level. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

Basket Return	Return on the Securities	Payment at Maturity (per Security)
100%	202.50%	$30.25
90%	182.25%	$28.225
80%	162%	$26.20
70%	141.75%	$24.175
60%	121.50%	$22.15
50%	101.25%	$20.125
40%	81%	$18.10
30%	60.75%	$16.075
20%	40.50%	$14.05
10%	20.25%	$12.025
0%	0%	$10
−10%	0%	$10
−20%	0%	$10
−30%	0%	$10
−31%	−31%	$6.90
−40%	−40%	$6
−50%	−50%	$5
−60%	−60%	$4
−70%	−70%	$3
−80%	−80%	$2
−90%	−90%	$1
−100%	−100%	$0

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the Securities or instruments that are similar to the Securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a Security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment.

Assuming this treatment of the Securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a Security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the Security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), such gain or loss should be long-term capital gain or loss if you held the Security for more than one year.

Even if the treatment of the Securities as described herein is respected, there is a substantial risk that your purchase of a Security will be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your Securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the Securities. You should read the section entitled “Material United States Federal Income Tax Considerations—U.S. Holders—Constructive Ownership Transaction Rules” in the accompanying product supplement for additional information and consult your tax advisor regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the Securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the Securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the Securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the Securities, provided that (i) income in respect of the Securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Securities and representations provided by us, our counsel is of the opinion that the Securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the Securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the Securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the Securities.

If withholding tax applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Basket Components

The EURO STOXX 50® Index

For additional information on the EURO STOXX 50® Index, see “The Reference Indices—The STOXX Indices— The EURO STOXX 50® Index,” in the accompanying underlying supplement.

The FTSE® 100 Index

For additional information on the FTSE® 100 Index, see “The Reference Indices—The FTSE Russell Indices—The FTSE® 100 Index,” in the accompanying underlying supplement.

The Nikkei 225 Index

For additional information on the Nikkei 225 Index, see “The Reference Indices—The Nikkei 225 Index,” in the accompanying underlying supplement.

The WisdomTree® India Earnings Fund

We have derived all information contained herein regarding the WisdomTree® India Earnings Fund from publicly available information. This information reflects the policies of, and is subject to change by, the WisdomTree Trust and WisdomTree Asset Management, Inc. (“WisdomTree”). The WisdomTree® India Earnings Fund is an investment portfolio managed by WisdomTree, the investment adviser to the WisdomTree® India Earnings Fund, and by Mellon Investments Corporation, the sub-adviser to the WisdomTree® India Earnings Fund. We have not conducted any independent review or due diligence of any publicly available information with respect to the WisdomTree® India Earnings Fund.

The WisdomTree® India Earnings Fund is an exchange-traded fund that seeks to track the price and yield performance, before fees and expenses, of the WisdomTree® India Earnings Index, which measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index screening date.

The WisdomTree Trust is a registered investment company that consists of numerous separate investment portfolios, including the WisdomTree® India Earnings Fund. Information filed by the WisdomTree Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-132380 and 811-21864. Shares of the WisdomTree® India Earnings Fund are listed on the NYSE Arca under ticker symbol “EPI.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying underlying supplement, any accompanying product supplement, the prospectus supplement and the prospectus.

The S&P/ASX 200 Index

For additional information on the S&P/ASX 200 Index, see “The Reference Indices—The S&P Dow Jones Indices—The S&P/ASX 200 Index” in the accompanying underlying supplement.

The Hang Seng® Index

For additional information on the Hang Seng® Index, see “The Reference Indices—The Hang Seng® Indices—The Hang Seng® Index” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the Basket Components, as well as the Basket as a whole, based on the Closing Levels of the Basket Components from January 4, 2010 through January 29, 2020.

We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Basket as an indication of future performance of the Basket or the Securities. Any historical trend in the level of the Basket during any period set forth below is not an indication that the level of the Basket is more or less likely to increase or decrease at any time over the term of the Securities.

For additional information on the Basket Components, see “The Basket Components” herein.

Historical Information

The Closing Level of the EURO STOXX 50® Index on January 29, 2020 was 3736.36.

The Closing Level of the FTSE® 100 Index on January 29, 2020 was 7483.57.

The Closing Level of the Nikkei 225 Index on January 29, 2020 was 23379.40.

The Closing Level of the WisdomTree® India Earnings Fund on January 29, 2020 was $24.98.

The Closing Level of the S&P/ASX 200 Index on January 29, 2020 was 7031.523.

The Closing Level of the Hang Seng® Index on January 29, 2020 was 27160.63.

The following Basket graph sets forth the historical performance of the Basket from January 4, 2010 through January 29, 2020. The graph of the historical Basket performance assumes the Basket Level on January 29, 2020 was 100 and the weightings for each Basket Component were as specified on the cover of this pricing supplement.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Securities may be used in connection with hedging our obligations under the Securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Securities could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the Securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

The agents for this offering are CSSU and UBS. CSSU expects to sell all of the Securities that it purchases from us to UBS at a price of $10 per $10 principal amount of Securities, for sale to certain fee-based advisory accounts for which UBS is an investment advisor at the price to public of $10 per $10 principal amount of Securities. CSSU and UBS will not receive a sales commission with respect to the Securities. Investors that purchase and hold the Securities in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the Securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated January 21, 2020 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on January 21, 2020. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the Securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated January 21, 2020, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on January 21, 2020. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.